EXHIBIT 1
JOINT FILING AGREEMENT
This will confirm the agreement by each of the undersigned to the joint filing of the Schedule 13G filed on its behalf, as well as all subsequent amendments to such Schedule 13G, with respect to the ownership of the common shares of Alcentra Capital Corporation in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.

February 14, 2017
Date

KEMPER CORPORATION
By: /s/ JOHN M. BOSCHELLI
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Name: John M. Boschelli
Title: Senior Vice President and Chief Investment Officer

TRINITY UNIVERSAL INSURANCE COMPANY
By: /s/ JOHN M. BOSCHELLI
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Name: John M. Boschelli
Title: Assistant Treasurer